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                                                                    Exhibit 23.2

                              Consent of KPMG LLP


The Board of Directors
Aksys, Ltd.

We consent to incorporation by reference in the registration statement on Form S-3 of Aksys, Ltd. and subsidiary of our report dated January 28, 2000, relating to the consolidated balance sheets of Aksys, Ltd. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Aksys, Ltd.


                         /s/ KPMG LLP

Chicago, Illinois
May 5, 2000